Exhibit 99.3

BitMine Immersion (BMNR) Announces Release of August Investor Presentation and Latest Video Message from Tom Lee, Chairman

BMNR investor presentation walks you through “the Alchemy of 5%”

BitMine Crypto + Cash Holdings of $8.98 billion, including 1.87 million ETH Tokens

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, and Galaxy Digital to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, September 2, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today announced the release of the latest investor presentation deck on its website titled “the Alchemy of 5%” and August monthly video series called “The Chairman’s Message.”

Hosted by Thomas “Tom” Lee, Chairman of BitMine and co-founder of Fundstrat, the Chairman’s Message video series was developed to help inform investors on the long-term upside of Ethereum and to provide insights into the company’s ETH treasury strategy. The investor presentation, titled “the Alchemy of 5%,” accompanies the video.

“In this latest message, we discuss how 2025 and the SEC Project Crypto and GENIUS Act are creating a multi-decade opportunity for ethereum and ETH, similar to the transformation seen on Wall Street after the USD formally went off the gold standard in 1971. While many investors bought Gold in 1971, the real opportunity was seen by the massive innovation unleashed by Wall Street in the decades after 1971. This same supercycle is happening today for ethereum” said Tom Lee, Chairman of BitMine.

Both the “Chairman’s Message” and investor presentation are available on the website: https://bitminetech.io/investor-relations/

Also, BitMine today announced crypto + cash holdings of $8.98 billion. As of August 31st at 5:00pm ET, the Company’s crypto holdings are comprised of 1,866,974 ETH at $4,458 per ETH (Bloomberg), 192 Bitcoin (BTC) and unencumbered cash of $635 million.

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc (MSTR), which owns 629,376 BTC valued at $71 billion.

BitMine remains the largest ETH treasury in the world. BitMine launched its ETH Treasury strategy on June 30th (closing on July 8th). In the ensuing seven weeks, the Company has passed many key milestones.

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

“We continue to believe Ethereum is one of the biggest macro trades over the next 10-15 years,” continued Lee. “Wall Street and AI moving onto the blockchain should lead to a greater transformation of today’s financial system. And the majority of this is taking place on Ethereum.”

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $2.3 billion (5-day average, as of August 24, 2025), ranking #22 in the US, behind Costco (rank #21) and ahead of JPMorgan (rank #27) and Marvel Technologies (rank #23) among 5,704 US-listed stocks (statista.com and Fundstrat research).

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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